Exhibit 99.1

[Surrey Bancorp Logo Appears here]	Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

Press Release

For Immediate Release	For additional information, please contact:
March 16, 2004	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

SURREY BANCORP REPORTS RECORD PROFITS OF $1,261,385 IN 2003

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $1,261,385 or $.93 per fully diluted share for the year ending December 31, 2003. This represents a 20 percent increase in profitability from 2002, when the company reported earnings of $1,047,308 or $.84 per fully diluted share. Improvements in the company’s net interest margin, increases in loans outstanding and significant improvement in fee income associated with deposit services and mortgage lending operations contributed to the growth in earnings.

Total assets for the year 2003, were $135,077,005, an increase of 27 percent from the $106,544,532 reported as of year-end 2002. Net loans increased 37 percent to $117,362,619 during 2003. Asset quality remained strong with delinquency ratios and loan losses at or below industry levels. Loan loss reserves were $2,109,820 or 1.77 percent of total loans as of year-end 2003. Total deposits increased to $111,277,876 as of December 31, 2003, a 28 percent increase from 2002.

Surrey Bancorp (Stock Symbol SRYB) is a bank holding company located at 145 North Renfro Street, Mount Airy, North Carolina. The Company operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 108 Heatherly Creek Drive in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia. The Company is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The company also provides full-service brokerage and investment advice through an association with UVest Financial Services. Surrey Bancorp also owns Friendly Finance, LLC, a sales finance company located in Dobson, North Carolina.

###